Exhibit 99.1

NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue, Suite 1100	412.394.2908	412.389.3124
Dallas, TX 75201 U.S.A.	David.Weston@ATImaterials.com	Natalie.Gillespie@ATImaterials.com
www.ATImaterials.com

ATI targets 2027 revenue exceeding $5 billion on platform of organic growth

Company leaders to share insights into expanding A&D business, affirm long-term strategy

NEW YORK, NY—November 29, 2023—At its 2023 Investor Update, ATI Inc. (NYSE: ATI) forecast revenues exceeding $5 billion with adjusted EBITDA of $1 billion by 2027. “As we close out a successful 2023, ATI is well-positioned to significantly increase cash generation and deployment to shareholders over the next four years,” said Robert S. Wetherbee, Board Chair and CEO. The company projects more than $1 billion in top-line organic growth and a 60% increase in adjusted earnings from 2023 to 2027. “ATI’s aerospace and defense foundation, the majority of which is secured through long term agreements, sets the stage for continued growth and value creation,” said Wetherbee.

Updated 2025 Targets:

•	Estimated revenue between $4.5 and $4.6 billion dollars.

•	Estimated Adjusted EBITDA between $0.8 and $0.9 billion dollars.

•	Reaffirmed 2025 Free Cash Flow conversion greater than 90% from adjusted net income.

•	Reaffirmed managed working capital less than 30% of sales.

Provided New 2027 Targets:

•	Estimated revenue between $5.2 and $5.4 billion dollars.

•	Estimated Adjusted EBITDA between $1.0 and $1.2 billion dollars.

•	Extended Free Cash Flow conversion greater than 90% from adjusted net income to 2027.

•	Extended managed working capital less than 30% of sales to 2027.

Announced:

•

New share repurchase authorization of $150 million, beginning in 2024, demonstrating continued confidence in ATI’s future financial performance and continued commitment to a balanced capital allocation strategy that funds profitable growth, furthers balance sheet de-leveraging efforts and provides for shareholder return.

“We’re executing on a clear strategy of aerospace and defense leadership, closing in our goal of 65% of revenue from these high-growth markets,” said Wetherbee. “The advantages of an integrated ATI are powerful: superior materials science expertise and advanced process technologies, serving strategic customers with disciplined operational execution across our system,” said Wetherbee. “And the results are clear: we’re gaining share, expanding capacity and capabilities, and increasing shareholder value, well-positioned for growth.”

For a replay of the event, go to https://ir.atimaterials.com/ATIInvestorUpdate2023.

ATI does not provide reconciliations of guidance for adjusted EBITDA, free cash flow and managed working capital to comparable GAAP measures, in reliance on the unreasonable efforts exception, because it is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2022, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements. ATI: Proven to Perform.

ATI (NYSE: ATI) is a global producer of high-performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.